EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141823, 333-125305, 333-116589, 333-109058, and 333-90950) of Advanced Medical Optics, Inc. of our report dated June 26, 2008 relating to the financial statements of the Advanced Medical Optics, Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Irvine, California

June 26, 2008